EXHIBIT 99



        January 29, 1998

 AirTouch                                U S WEST Media Group
 Kathy Reinhart, 415-658-2042            Cathy Fowler, 303-793-6509
 Susan Rosenberg, 415-658-2209           Steve Lang, 303-793-6290

           AirTouch and U S WEST Media Group Announce New $5.7 Billion Plan to Merge U.S. Wireless Interests

         AirTouch Expands Wireless Footprint and Increases U.S. Cellular Customer Base 50 Percent; U S WEST Media Group to Focus Resources on Core
          Broadband Strategy While Reducing Debt by About $1.4 Billion

         AirTouch Communications Inc. (NYSE:ATI) and U S WEST Media Group (NYSE:UMG) today announced a new definitive agreement to merge the U.S. cellular and PCS interests of U S WEST Media Group into AirTouch. U S WEST Media Group's international wireless interests are not included in this transaction.

         With  this  acquisition,  AirTouch  will  rank  as the  second  largest
wireless   provider  in  the  United   States,   based  on  third  quarter  1997
proportionate customers.

         The companies value the transaction at about $5.7 billion. U S WEST Media Group will receive approximately $1.6 billion in AirTouch dividend-bearing preferred stock and about $2.7 billion in AirTouch common stock. Also, U S WEST Media Group will transfer approximately $1.4 billion of debt to AirTouch.

         Upon closing, AirTouch will own U S WEST Media Group's U.S. cellular property, U S WEST NewVector Group, and its interest in PCS provider PrimeCo Personal Communications, thereby increasing AirTouch's ownership interest in PrimeCo from approximately 25 to 50 percent. By bringing a tax-efficient close to a very successful partnership, the merger is an important strategic milestone for both companies, enhancing AirTouch's wireless scale and U S WEST Media Group's focus on broadband in the U.S. and abroad, and wireless internationally.

         According to AirTouch chairman and CEO Sam Ginn, "With this acquisition, AirTouch casts a strong vote of confidence in our industry's future and reinforces our commitment to wireless. By adding the U.S. wireless interests of U S WEST Media Group, we'll significantly bolster our operating scale and expand our footprint. And we'll do so by taking on more debt and issuing preferred stock, thereby minimizing the number of shares of AirTouch common stock issued."

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         "We are very pleased with this  agreement.  It provides great value for great properties. It allows for a streamlined, tax-efficient culmination of our partnership with AirTouch while allowing us to focus our resources on our core businesses. Our broadband strategy will benefit from reduced leverage, increased capital availability and enhanced management focus. In short, it's the right deal for both our shareowners and customers," said Chuck Lillis, president and CEO of U S WEST Media Group.

         As a result of the merger, AirTouch will add to its proportionate U.S. wireless portfolio 2.2 million cellular customers in 12 states and 62,000 PrimeCo customers, based on third quarter 1997 proportionate results. The company will expand its wireless footprint to cover 34 million more POPs.

         The change of ownership will be transparent to most NewVector customers. The two companies have been operating their U.S. cellular properties as part of a joint venture agreement since July 1994, and NewVector began using the AirTouch Cellular brand more than a year ago. In addition, NewVector employees will generally follow their work and become AirTouch employees once the transaction is final.

         According to the terms of the merger, the number of AirTouch common shares to be issued will vary depending on the trading price of AirTouch common stock during a 30-day period prior to closing. AirTouch will issue approximately
60.8 million shares to U S WEST Media Group if AirTouch stock is trading at $45 or higher, for a total deal value of $5.735 billion. If AirTouch is trading at $40 or lower, U S WEST Media Group will receive approximately 67.1 million AirTouch shares, for a total deal value of $5.685 billion.

         AirTouch's earnings per share dilution, primarily due to the amortization of acquisition intangibles, is expected to peak around $0.40 in 1999 and decline thereafter. The company plans to pursue cost savings to mitigate this dilution. The company does not expect a change in its investment grade credit ratings as a result of the transaction.

         Once consummated, the transaction will replace the 1994 multi-phased joint venture agreement.

         Closing of the merger, which is expected about the middle of this year, is subject to Hart-Scott-Rodino clearance and other approvals. Shareowner approvals are not required.

         AirTouch Communications is a global wireless communications company, with interests in cellular, paging, and personal communications services in the United States, Belgium, Germany, India, Italy, Japan, Poland, Portugal, Romania, South Korea, Spain, and Sweden, as well as an interest in the Globalstar satellite system. The company, based in San Francisco, serves more than 10 million proportionate customers worldwide.

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         U S WEST Media Group  (NYSE:UMG),  one of America's  largest  broadband communications companies, is involved in domestic and international cable and telephony, wireless communications, and directory and information services. For 1996, the group had proportionate pro forma revenue of $8.1 billion.

         U S WEST Media Group is one of two major groups owned by parent company U S WEST, Inc. The other major group is U S WEST Communications, which provides telecommunications services in 14 western and midwestern states. U S WEST has proposed splitting the two groups into separate public companies sometime after mid-1998, pending shareowner and other approvals.



               "Safe Harbor" Statement under the Private Securities Litigation

                                     Reform Act of 1995:


Except for the historical information presented, the matters discussed in this release are forward-looking statements and are subject to risks and uncertainties that could cause actual results to differ materially. Such factors include: a change in economic conditions in the various markets served by AirTouch's operations which would adversely affect the level of demand for wireless services; greater-than-anticipated competitive activity requiring new pricing and/or product offerings or resulting in higher acquisition costs; greater-than-expected customer growth driving increased investment in network capacity; level of fraudulent activity; impact of new business opportunities requiring significant up-front investments; the timing of the combination of AirTouch's and U S WEST Media Group's cellular properties in the U.S.; impact on capital spending from the deployment of new technologies; and that technologies will not perform according to expectations. These and other factors related to the business are described in the Company's 10-K under "Investment Considerations" and the quarterly reports on Form 10-Q.